Exhibit 3(v)

CERTIFICATE OF AMENDMENT OF BYLAWS
OF
FAR EAST ENERGY CORPORATION

     The undersigned, being the duly elected, qualified, and acting secretary of Far East Energy Corporation, a Nevada corporation (the “Corporation”), and the keeper of the minutes and records of the Corporation, certifies that the following is a true and accurate copy of the amendment to the bylaws of this Corporation as adopted by the Board of Directors on February 6, 2003 and as ratified by the shareholders at a Special Meeting of Shareholders held on March 3, 2003 (including any adjournment thereof).

RESOLVED, that Section 2.5 “Fixing of Record Date” of the bylaws of the Corporation be amended to read as follows:

     “In lieu of closing the stock transfer books, the Board may fix in advance a date as the record date for any such determination of shareholders. Such record date shall not, in any case, be more than sixty (60) days and, in the case of a meeting of shareholders, not less than ten (10) days, prior to the date on which the particular action requiring such determination of shareholders is to be taken. If the stock transfer books are not closed and no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of shareholders. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment thereof.”

     TO CERTIFY WHICH, witness my hand this 28 day of March 2003.

/s/ Ramesh Kalluri

Ramesh Kalluri, Secretary

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